Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-135118 of General Growth Properties, Inc. on Form S-8 of our report dated June 26, 2009 appearing in this Annual Report on Form 11-K of the General Growth 401(k) Savings Plan for the year ended December 31, 2008.
/s/ Blackman Kallick, LLP
Chicago, Illinois
June 26, 2009